Exhibit 10.3

May 9, 2017

Matthew Kissner
One City Place, Apt. 703
White Plains, NY  10601

Dear Matt:

On behalf of the Executive Compensation and Development Committee ("ECDC") of the Board of Directors, I am pleased to confirm our offer and your acceptance of employment with John Wiley & Sons, Inc. as Interim CEO.

As discussed, your employment date will be effective May 8, 2017.  Your salary will be $32,500 semi-monthly, equivalent to $780,000 annually.

Your annual target incentive is equal to 120% of your base salary, and that amount will be prorated for the period of time you are in the Interim CEO role.  Payment of the fiscal year 2018 incentive will be made in July 2018, based on achievement of Wiley financial goals for the year, and transition goals and objectives, all to be mutually agreed with the ECDC within 90 days of the start of the fiscal year.  Your incentive compensation will be payable subject to and in accordance with the provisions of the FY2018 Executive Annual Incentive Plan.

During the period you are Interim CEO, your cash retainers for Chairman and Director role(s) will cease.

In September 2017, grant equivalent of $164, 750 will be made in accordance with the 2014 Director Stock Plan.  During the period you are Interim CEO, you will not receive stock grants under the Executive Long-Term Incentive Plan.

All compensation is subject to withholding and payroll taxes.

You will be eligible to participate in Wiley's benefits plans in accordance with Company policy.

For calendar year 2017, you will be eligible for an annual allotment of twenty (20) days of paid time off plus one floating holiday, accrued 2.5 days per month.  Paid time off accrual and scheduling will be in accordance with Company policy.

 We look forward to a mutually beneficial relationship; your employment in the capacity of Interim CEO is "at-will."

Matt, we know that you will contribute significantly to the success of the Company.  We look forward to working with you in this role.

Please sign and return this letter, and the Agreements and Restrictive Covenants document, to Wiley.

Sincerely,
Acknowledged and Agreed:
Archana Singh _/s/ Matthew Kissner_______
EVP & Chief Human Resources Officer                      Matthew Kissner

                                        _5/11/17_________________
           Date

Agreements and Restrictive Covenants
Intellectual Property Rights
You hereby confirm that inventions, trade secrets and other work product produced by you or with your participation during the term of your employment with Wiley, in any form (collectively the "Work Product") shall be deemed work for hire on behalf of Wiley and you agree that Wiley shall be the sole owner of the Work Product, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to you. If the Prior Work Product, the Work Product, or any portion thereof, is deemed not to be Work for Hire, you hereby irrevocably convey, transfer and assign to Wiley, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Prior Work Product and Work Product, including without limitation, all of your right, title and interest in the copyrights and patents thereto, free and clear of all liens and other encumbrances. You shall make such applications, sign such papers (including without limitation assignments), take all rightful oaths, and perform all acts as may be reasonably requested, during or after the term of your employment, with respect to evidencing ownership of the Prior Work Product and Work Product. You shall assist Wiley to obtain any registrations covering Prior Work Product and Work Product assigned hereunder to Wiley and you hereby irrevocably designate and appoint Wiley and its duly authorized officers and agents as your attorney in fact, to act for and in your behalf and stead, to execute and further the prosecution and issuance of registrations thereon with the same legal force and effect as if executed by you.
Protection of Confidential Information
You acknowledge that during the course of employment with Wiley, you may be privy to certain confidential information which may be communicated to you verbally or in writing, relating to Wiley, its businesses, its customers, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, hardware designs, schematics, designs, contracts, customer lists, financial information, sales and marketing plans, business plans and information, products, current and potential business partners, customers or other third parties (collectively, "Third Parties"), or other information which is not known to the public, and which may include material developed by you. You acknowledge that all such information is and shall be deemed to be "Confidential Information" belonging to Wiley or Third Parties. You agree to protect such Confidential Information from disclosure with the same degree of care that you normally use to protect your own confidential information, but not less than reasonable care, shall not divulge any such Confidential Information to anyone and shall not make use of the same without prior written consent of Wiley. All Confidential Information is and shall remain the property of Wiley (or the applicable Third Party), and you shall not acquire any rights therein. At the conclusion of your employment by Wiley, you shall promptly return all Wiley materials, including Confidential Information, in your possession and shall not retain any copies of any such material. In addition, both parties agree that this agreement is confidential and that neither of us shall disclose its contents to others without the other's prior approval.
Business Opportunities
Should your role with Wiley expose you to business opportunities that might be attractive to Wiley as well as to others (including yourself), you agree to give Wiley consideration of any opportunity before you allow others to consider the opportunity.
Representations
You hereby represent and warrant that: (a) you have the right to enter into this Agreement, to grant the rights granted in this Agreement and to perform fully all their obligations under this Agreement. No consent of any other person or entity is necessary for you to enter into and fully perform this Agreement and you have not done and shall not do any act and have not made and shall not make any grant, assignment or agreement which shall or would likely conflict or interfere with the complete enjoyment of all of Wiley's rights under this Agreement; (b) the material contributed by you, including without limitation, any Work Product, (i) shall not violate or infringe in any way upon the rights of others, including, without limitation, any copyright, patent, trademark or other proprietary right or the right of privacy or publicity, (ii) shall not contain any libelous, obscene or other unlawful matter, and (iii) shall not violate any applicable law.
Modification
It is the intention of the parties to make these restrictive covenants and agreements binding to the fullest extent permitted under existing applicable laws. In the event that any part of any of these restrictive covenants and agreements is determined by a court of law of competent jurisdiction to be overly broad or too long in duration or otherwise objectionable, thereby making the covenants unenforceable, the parties hereto agree, and it is their desire, that such a court shall substitute a reasonable judicial enforceable limitation in place of the offensive part of the covenant, and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form.
General
This document, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This document may be signed in one or more counterparts, each of which once signed shall be deemed to be an original. All such counterparts together shall constitute one and the same instrument.
For Wiley

By:_____________________________                  __/s/ Matthew Kissner____________
Archana Singh Matthew Kissner
EVP & Chief Human Resources Officer

_________                  _5/11/17______
Date   Date